Exhibit 99.1

NEWS RELEASE

ICF Reports Fourth Quarter and Full Year 2023 Results

— Full Year Double-Digit Revenue Growth Aligned With Strength of ICF’s Growth Markets —

— 2024 Guidance Anticipates High Single-Digit Organic Revenue Growth From Continuing Operations With Further Margin Expansion —

Fourth Quarter Highlights:

•
Revenue Increased 1% to $478 Million; Up 5% Excluding Divestitures
•
Net Income Was $22 Million; Diluted EPS Was $1.16, Inclusive of $0.18 in Tax-Effected Net Special Charges
•
Non-GAAP EPS1 Was $1.68, Up 8%
•
EBITDA1Was $53.9 Million, Up 46%; Adjusted EBITDA1 Was $57.0 Million, Up 3%
•
Contract Awards Were $611 Million for a Book-to-Bill Ratio of 1.3

Full Year Highlights:

•
Revenue Increased 10% to $1.96 Billion; Up 12% Excluding Divestitures
•
Net Income Was $83 Million; Diluted EPS Was $4.35, Inclusive of $0.71 in Tax-Effected Net Special Charges
•
Non-GAAP EPS Was $6.50, Up 13%
•
EBITDA Was $197.0 Million, Up 25%; Adjusted EBITDA Was $213.2 Million, Up 11%
•
Contract Awards Were $2.3 Billion for a Book-to-Bill Ratio of 1.2
•
Operating Cash Flow Was $152 Million

RESTON, Va.— Feb. 27, 2024 -- ICF (NASDAQ: ICFI), a global consulting and technology services provider, reported results for the fourth quarter and full year ended December 31, 2023.

Commenting on the results, John Wasson, chair and chief executive officer, said, “Fourth quarter results represented a solid finish to a year of double-digit revenue growth for ICF, which demonstrated the benefits of our expanded capabilities in key growth markets and the strength of our diversified business model. Revenues increased 1% year-on-year. Adjusting for the divestiture of our commercial marketing business lines during 2023, fourth quarter revenue increased 5% year-on-year, led by strong growth in revenues from commercial energy clients and our state and local and international government clients. U.S. federal government fourth quarter revenue was approximately flat with the prior year due to a $5.3 million reduction in subcontractor and other direct costs together with the anticipated roll-off of certain small business contracts held by companies we acquired. We expect year-on-year federal government revenue comparisons to increase substantially in the second half of 2024 and grow at a high single-digit rate for full year 2024.

“Full year 2023 revenue increased 10%, or by over 12% after adjusting for the divestitures, reflecting double-digit growth in revenues from both government and commercial clients. This performance was led by our growth markets, which in the aggregate accounted for approximately 80% of 2023 full year revenues from continuing operations, up from approximately 75% in 2022.

“We continued to increase profitability in the fourth quarter and full year, expanding adjusted EBITDA margin by 30 basis points and 10 basis points, respectively. This progress reflected the positive impact of higher utilization and our actions to reduce facility costs, along with the benefits of ICF’s greater scale.

“This also was another year of substantial contract awards, which reached $2.3 billion. Approximately 70% of 2023’s contract wins represented new business, underscoring ICF’s strong competitive positioning in areas of high demand from government and commercial clients. At year end, our business development pipeline was a robust $9.7 billion, providing a substantial runway for future growth.”

Fourth Quarter 2023 Results

Fourth quarter 2023 total revenue was $478.4 million, similar to the $475.6 million reported in the fourth quarter of 2022 and up 4.9% from last year’s fourth quarter revenues adjusted for the divestitures. Subcontractor and other direct costs were 27.0% of total revenues compared to 28.7% in last year’s fourth quarter. Operating income was $36.9 million, up from $23.0 million, and operating margin on total revenue expanded to 7.7% from 4.8%. Net income totaled $22.2 million, and diluted EPS was $1.16 per share, up from $8.9 million, and $0.47, respectively, in the fourth quarter of 2022. Fourth quarter 2023 net income and diluted EPS included $4.4 million, or $0.18 per share, in tax-effected net special charges.

Non-GAAP EPS increased 7.7% to $1.68 per share, from the $1.56 per share reported in the comparable period in 2022. EBITDA was $53.9 million, 46% above the $36.9 million reported for the year-ago period. Adjusted EBITDA increased 3.3% to $57.0 million, from $55.2 million for the comparable period in 2022.

Full Year 2023 Results

2023 total revenue was $1.96 billion, an increase of 10.3% from $1.78 billion reported in the previous year and 12.3% higher when adjusting for the 2023 divestitures. Subcontractor and other direct costs were 27.2% of total revenues compared to 27.8% in 2022. Full year 2023 net income was $82.6 million, or $4.35 per diluted share, inclusive of $17.6 million, or $0.71 per share of tax-effected net special charges. This represents increases of 28.6% and 28.7%, respectively, from net income of $64.2 million, or $3.38 per diluted share reported in 2022.

Non-GAAP EPS was $6.50 per share, up 12.7% from $5.77 per share. EBITDA increased 25.3% to $197.0 million, compared to $157.2 million reported in 2022. Adjusted EBITDA was $213.2 million, representing an 11.2% increase over $191.8 million in 2022.

Operating cash flow was $152.4 million in 2023. This compares to $162.2 million in the prior year, which benefited by approximately $30 million related to the timing of collections and disbursements.

Backlog and New Business

Total backlog was $3.8 billion at the end of the fourth quarter of 2023. Funded backlog was $1.8 billion, or approximately 47% of the total backlog. The total value of contracts awarded in the 2023 fourth quarter was $611 million representing a book-to-bill ratio of 1.28, and trailing-twelve-month contract awards totaled $2.3 billion for a book-to-bill ratio of 1.18.

Government Revenue Fourth Quarter 2023 Highlights

Revenue from government clients was $368.6 million, up 4.0% year-over-year.

•
U.S. federal government revenue was $263.9 million, stable with the $264.8 million reported in the fourth quarter of 2022, and was impacted by a year-over-year decrease in subcontractor and other direct costs of $5.3 million in the quarter as well as the anticipated roll-off of certain acquired small business contracts. Federal government revenue accounted for 55.2% of total revenue, compared to 55.7% of total revenue in the fourth quarter of 2022.
•
U.S. state and local government revenue increased 16.7% to $75.9 million, from $65.0 million in the year-ago quarter. State and local government clients represented 15.9% of total revenue, compared to 13.7% in the fourth quarter of 2022.
•
International government revenue was $28.8 million, up 17.2% from the $24.6 million reported in the year-ago quarter. International government revenue represented 6.0% of total revenue, compared to 5.2% in the fourth quarter of 2022.

Key Government Contracts Awarded in the Fourth Quarter 2023

Notable government contract awards won in the fourth quarter of 2023 included:

Health and Social Programs

•
Two new task orders with a combined value of $29.9 million with the U.S. Environmental Protection Agency’s Office of Pollution Prevention and Toxics to assess the risk of chemical exposure to human health and the environment.
•
Four new subcontracts with a combined value of $17.1 million to support mental health programs, including evaluation and communications services, for the U.S. Substance Abuse and Mental Health Services Administration’s 988 Suicide & Crisis Lifeline.
•
A recompete blanket purchase agreement with a value of $9.6 million with a U.S. federal agency to provide communications engagement and education support services.
•
A recompete subcontract with a value of $9.4 million to support a comprehensive technical assistance center contract for the U.S. Centers for Disease Control and Prevention, Division of Overdose Prevention overdose prevention programs.

Digital Modernization

•
A recompete contract with a value of $33.1 million with the U.S. Centers for Medicare and Medicaid Services (CMS) to continue the modernization of the CMS system for kidney dialysis data.

•
A new blanket purchase agreement with a value of $5.7 million with the U.S. General Services Administration to provide data analytics services to the U.S. Department of State.

Commercial Revenue Fourth Quarter 2023 Highlights

Commercial revenue was $109.8 million, compared to $121.3 million reported in the fourth quarter of 2022, up 7.6% compared to revenues of $101.7 million excluding divestitures in 2022.

•
Commercial revenue accounted for 22.9% of total revenue compared to 25.5% of total revenue in the 2022 fourth quarter.
•
Energy markets revenue, which includes energy efficiency programs, increased 8.8% and represented 87.8% of commercial revenue.

Key Commercial Contracts Awarded in the Fourth Quarter

Notable commercial awards won in the fourth quarter of 2023 included:

Energy Markets

•
Two large multimillion-dollar recompete contracts with a mid-Atlantic U.S. utility to implement its commercial and residential energy efficiency programs.
•
A large multimillion-dollar new contract with a mid-Atlantic U.S. electric cooperative to serve as the implementer of its energy efficiency programs.
•
Five contract modifications with a Western U.S. gas utility to continue to support its energy efficiency programs, with a focus on residential and small commercial equity initiatives, agricultural customer projects and emerging technology demonstrations.
•
A large multimillion-dollar new contract with a Southern U.S. utility to implement its energy efficiency and demand response program portfolios.
•
Five contract extensions and modifications with a Northeastern U.S. utility to continue to implement its energy efficiency programs.
•
Two new contracts with a Southeastern U.S. utility to implement its energy efficiency retrofit program and provide marketing services for its business markets programs.
•
A contract modification with a Northeastern U.S. utility to continue to implement its energy efficiency retail products and residential rebates programs.
•
A new contract with a mid-Atlantic U.S. utility to implement a behavioral-based energy efficiency program utilizing cloud technology and analytics to engage customers.
•
Multiple task orders with a Northeastern U.S. utility to continue to provide marketing and advertising services as the utility’s agency of record.

Other Commercial

•
A recompete contract with a value of $58.6 million with a Western U.S. state lottery to continue to support the maintenance and operation of its cloud-based website and improve the user experience.

Dividend Declaration

On February 27, 2024, ICF declared a quarterly cash dividend of $0.14 per share, payable on April 12, 2024, to shareholders of record on March 22, 2024.

Recognitions

ICF received several important recognitions in 2023:

•
Forbes named ICF one of America’s Best Employers for Women for the second consecutive year.
•
ICF was included on Forbes’ America’s Best Management Consulting Firms list for the eighth straight year and Best Employers for Diversity list for the third straight year.
•
ICF was awarded a Climate Leadership Award by the Climate Registry for reducing carbon pollution and addressing climate change in its social actions and client work.
•
The Northern Virginia Chamber of Commerce and the Professional Services Council awarded ICF Government Contractor of the Year in the Over $300 Million category.
•
ICF was ranked a Top Federal Industry Leader by Bloomberg in its BGOV200 rankings.

Summary and Outlook

“2023 represented a year of significant accomplishments for ICF. In addition to our strong financial performance, we completed the integration of SemanticBits, streamlined our business through the divestiture of our commercial marketing business and supported our key growth markets by adding new competencies in the fast-growing area of grid modernization and electrical engineering. We used our substantial operating cash flow to repay debt, ending the year with a net debt to EBITDA ratio of under 2.2. This gives us additional flexibility to execute our acquisition growth strategy, which has been a key element of the company’s success to date. ICF exited 2023 with a strengthened business and financial posture, positioning us for continued strong growth in 2024.

“Based on our strong backlog and current visibility, and the ongoing positive trends in our key growth markets, we expect 2024 organic revenues from continuing operations to range from $2.03 billion to $2.10 billion, representing year-on-year growth of 5.2% at the midpoint when compared to reported 2023 and 8.5% at the midpoint on continuing operations. EBITDA is expected to range from $220 million to $230 million, reflecting year-on-year growth of 14.2% at the midpoint. Our guidance range for GAAP EPS is $5.25 to $5.55, excluding special charges, and for Non-GAAP EPS is $6.60 to $6.90. Assuming similar margins to the rest of the business, the company’s commercial marketing business lines are estimated to have contributed $0.20 of Non-GAAP EPS in 2023, which will not recur in 2024. We expect full year 2024 operating cash flow of approximately $155 million.

“We are proud of the many recognitions that ICF received in 2023. Listed above, they are emblematic of our culture of inclusion, merit-based promotions and commitment to climate change, and highlight ICF’s deep domain expertise in energy and environment, public health and life sciences and sustainability. As we move ahead into 2024, we remain committed to maintaining the outstanding corporate culture that has been integral to our success,” Mr. Wasson concluded.

1 Non-GAAP EPS, EBITDA, and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

About ICF

ICF is a global consulting and technology services company with approximately 9,000 employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Note on Forward-Looking Non-GAAP Measures

The company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to the variability and difficulty in making accurate forecasts and projections and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures (such as the effect of share-based compensation or the impact of future extraordinary or non-recurring events like acquisitions) is available to the company without unreasonable effort. For the same reasons, the company is unable to estimate the probable significance of the unavailable information. The company provides forward-looking non-GAAP financial measures that it believes will be achievable, but it cannot accurately predict all of the components of the adjusted calculations, and the U.S. GAAP financial measures may be materially different than the non-GAAP financial measures.

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com+1.571.373.5577

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
Revenue	$478,352	$475,609	$1,963,238	$1,779,964
Direct costs	303,545	300,064	1,265,018	1,134,422
Operating costs and expenses:
Indirect and selling expenses	123,354	136,718	505,162	486,863
Depreciation and amortization	6,225	6,284	25,277	21,482
Amortization of intangible assets	8,307	9,494	35,461	28,435
Total operating costs and expenses	137,886	152,496	565,900	536,780
Operating income	36,921	23,049	132,320	108,762
Interest, net	(9,535)	(9,186)	(39,681)	(23,281)
Other income (expense)	2,407	(1,939)	3,908	(1,501)
Income before income taxes	29,793	11,924	96,547	83,980
Provision for income taxes	7,631	3,046	13,935	19,737
Net income	$22,162	$8,878	$82,612	$64,243

Earnings per Share:
Basic	$1.18	$0.47	$4.39	$3.41
Diluted	$1.16	$0.47	$4.35	$3.38

Weighted-average common shares outstanding:
Basic	18,823	18,855	18,802	18,818
Diluted	19,025	19,065	18,994	19,033

Cash dividends declared per common share	$0.14	$0.14	$0.56	$0.56

Other comprehensive (loss) income, net of tax	(1,516)	6,009	(3,752)	2,902
Comprehensive income, net of tax	$20,646	$14,887	$78,860	$67,145

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
Reconciliation of Revenue, Adjusted for Impact of Exited Business
Revenue	$478,352	$475,609	$1,963,238	$1,779,964
Less: Revenue from exited business (3)	(194)	(19,951)	(59,908)	(84,369)
Total Revenue, Adjusted for Impact of Exited Business	$478,158	$455,658	$1,903,330	$1,695,595

Reconciliation of EBITDA and Adjusted EBITDA (4)
Net income	$22,162	$8,878	$82,612	$64,243
Interest, net	9,535	9,186	39,681	23,281
Provision for income taxes	7,631	3,046	13,935	19,737
Depreciation and amortization	14,532	15,778	60,738	49,917
EBITDA	53,860	36,888	196,966	157,178
Impairment of long-lived assets (5)	3,860	8,354	7,666	8,354
Acquisition and divestiture-related expenses (6)	74	920	4,759	6,441
Severance and other costs related to staff realignment (7)	1,911	1,134	6,366	6,302
Charges for facility consolidations and office closures (8)	608	5,034	3,187	5,034
Expenses related to the transfer to our new corporate headquarters (9)	—	2,640	—	8,287
Expenses related to our agreement for the sale of receivables (10)	—	240	—	240
Pre-tax gain from divestiture of a business (11)	(3,287)	—	(5,712)	—
Total Adjustments	3,166	18,322	16,266	34,658
Adjusted EBITDA	$57,026	$55,210	$213,232	$191,836

Net Income Margin Percent on Revenue (12)	4.6%	1.9%	4.2%	3.6%
EBITDA Margin Percent on Revenue (13)	11.3%	7.8%	10.0%	8.8%
Adjusted EBITDA Margin Percent on Revenue (13)	11.9%	11.6%	10.9%	10.8%

Reconciliation of Non-GAAP Diluted EPS (4)
U.S. GAAP Diluted EPS	$1.16	$0.47	$4.35	$3.38
Impairment of long-lived assets	0.20	0.44	0.40	0.44
Acquisition and divestiture-related expenses	—	0.05	0.25	0.34
Severance and other costs related to staff realignment	0.10	0.06	0.33	0.33
Expenses related to facility consolidations and office closures (14)	0.10	0.26	0.24	0.26
Expenses related to the transfer to our new corporate headquarters	—	0.14	—	0.44
Expenses related to our agreement for the sale of receivables	—	0.01	—	0.01
Pre-tax gain from divestiture of a business	(0.17)	—	(0.30)	—
Amortization of intangibles	0.44	0.50	1.87	1.49
Income tax effects of the adjustments (15)	(0.15)	(0.37)	(0.64)	(0.92)
Non-GAAP Diluted EPS	$1.68	$1.56	$6.50	$5.77

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Revenue from the exited U.K. commercial marketing business (June 30, 2023), U.S. commercial marketing business (September 11, 2023), and Canadian mobile text aggregation business (November 1, 2023).

(4) Reconciliations of EBITDA, Adjusted EBITDA, and Non-GAAP Diluted EPS were calculated using numbers as reported in U.S. GAAP.

(5) Represents impairment of operating lease right-of-use and leasehold improvement assets associated with exit from certain facilities, and an intangible asset associated with exit of a business.

(6) These are primarily third-party costs related to acquisitions and potential acquisitions, integration of acquisitions, and separation of discontinued businesses or divestitures.

(7) These costs are mainly due to involuntary employee termination benefits for our officers, and employees who have been notified that they will be terminated as part of a business reorganization or exit.

(8) These are exit costs associated with terminated leases or full office closures that we either (i) will continue to pay until the contractual obligations are satisfied but with no economic benefit to us, or (ii) paid upon termination and cease-use of the leased facilities.

(9) These costs represent incremental non-cash lease expense associated with a straight-line rent accrual during the “free rent” period in the lease for our new corporate headquarters in Reston, Virginia. We took possession of the new facility during the fourth quarter of 2021, while also maintaining and incurring lease costs for the former headquarters in Fairfax, Virginia. The transition to the new corporate headquarters was completed in the fourth quarter of 2022.

(10) These costs include legal and structuring fees related to our 2022 Master Receivables Purchase Agreement with MUFG Bank, Ltd. put in place for the sale of our receivables.

(11) Includes pre-tax gain of $2.5 million and of $3.2 million from the divestitures of our U.S. commercial marketing and Canadian mobile text aggregation businesses.

(12) Net Margin Percent on Revenue was calculated by dividing net income by revenue.

(13) EBITDA Margin Percent and Adjusted EBITDA Margin Percent on Revenue were calculated by dividing the non-GAAP measure by the corresponding revenue.

(14) These are exit costs related to actual office closures (previously included in Adjusted EBITDA) and accelerated depreciation related to fixed assets for planned office closures.

(15) Income tax effects were calculated using the effective tax rate, adjusted for discrete items, if any, of 21.1% and 25.5% for the three months ended December 31, 2023 and 2022, respectively, and 22.8% and 28.0% for the twelve months ended December 31, 2023 and 2022, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	December 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$6,361	$11,257
Restricted cash	3,088	1,711
Contract receivables, net	205,484	232,337
Contract assets	201,832	169,088
Prepaid expenses and other assets	28,055	40,709
Income tax receivable	2,337	11,616
Total Current Assets	447,157	466,718
Property and Equipment, net	75,948	85,402
Other Assets:
Goodwill	1,219,476	1,212,898
Other intangible assets, net	94,904	126,537
Operating lease - right-of-use assets	132,807	149,066
Other assets	41,480	51,637
Total Assets	$2,011,772	$2,092,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$26,000	$23,250
Accounts payable	134,503	135,778
Contract liabilities	21,997	25,773
Operating lease liabilities	20,409	19,305
Finance lease liabilities	2,522	2,381
Accrued salaries and benefits	88,021	85,991
Accrued subcontractors and other direct costs	45,645	45,478
Accrued expenses and other current liabilities	79,129	78,036
Total Current Liabilities	418,226	415,992
Long-term Liabilities:
Long-term debt	404,407	533,084
Operating lease liabilities - non-current	175,460	182,251
Finance lease liabilities - non-current	13,874	16,116
Deferred income taxes	26,175	68,038
Other long-term liabilities	56,045	23,566
Total Liabilities	1,094,187	1,239,047

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 23,982,132 and 23,771,596 shares issued; and 18,845,521 and 18,883,050 shares outstanding at December 31, 2023 and 2022, respectively	24	23
Additional paid-in capital	421,502	401,957
Retained earnings	775,099	703,030
Treasury stock, 5,136,611 and 4,906,209 shares at December 31, 2023 and 2022, respectively	(267,155)	(243,666)
Accumulated other comprehensive loss	(11,885)	(8,133)
Total Stockholders’ Equity	917,585	853,211
Total Liabilities and Stockholders’ Equity	$2,011,772	$2,092,258

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years ended
	December 31,
(in thousands)	2023	2022
Cash Flows from Operating Activities
Net income	$82,612	$64,243
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	1,164	248
Deferred income taxes and unrecognized income tax benefits	(17,634)	7,428
Non-cash equity compensation	14,861	13,171
Depreciation and amortization	60,738	49,917
Facilities consolidation reserve	—	(317)
Amortization of debt issuance costs	1,996	1,305
Impairment of long-lived assets	7,666	8,412
Gain on divestiture of a business	(7,590)	—
Other adjustments, net	(1,368)	1,283
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(38,422)	(41,634)
Contract receivables	20,939	19,732
Prepaid expenses and other assets	18,579	(20,737)
Operating lease assets and liabilities, net	3,544	(1,466)
Accounts payable	(1,489)	30,003
Accrued salaries and benefits	2,175	(3,337)
Accrued subcontractors and other direct costs	(269)	6,965
Accrued expenses and other current liabilities	(4,757)	24,742
Income tax receivable and payable	9,277	(1,526)
Other liabilities	361	3,774
Net Cash Provided by Operating Activities	152,383	162,206

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(22,337)	(24,475)
Payments for business acquisitions, net of cash acquired	(32,664)	(237,280)
Proceeds from working capital adjustments related to prior business acquisition	—	2,911
Proceeds from divestiture of a business	51,328	—
Net Cash Used in Investing Activities	(3,673)	(258,844)

Cash Flows from Financing Activities
Advances from working capital facilities	1,245,198	1,583,936
Payments on working capital facilities	(1,372,474)	(1,446,125)
Proceeds from other short-term borrowings	48,532	—
Repayments of other short-term borrowings	(41,653)	—
Receipt of restricted contract funds	7,672	15,721
Payment of restricted contract funds	(8,084)	(25,959)
Debt issuance costs	—	(4,907)
Payments of principal portion of finance leases	(2,438)	—
Proceeds from exercise of options	279	602
Dividends paid	(10,537)	(10,547)
Net payments for stockholder issuances and buybacks	(19,083)	(21,218)
Payments on business acquisition liabilities	—	(1,132)
Net Cash (Used in) Provided by Financing Activities	(152,588)	90,371
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	359	(1,198)

Decrease in Cash, Cash Equivalents, and Restricted Cash	(3,519)	(7,465)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	12,968	20,433
Cash, Cash Equivalents, and Restricted Cash, End of Period	$9,449	$12,968

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$34,093	$22,782
Income taxes	$26,190	$16,476
Non-cash investing and financing transactions:
Tenant improvements funded by lessor	$568	$20,253
Acquisition of property and equipment through finance lease	$337	$18,319

ICF International, Inc. and Subsidiaries

Supplemental Schedule(16)(17)

Revenue by client markets	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Energy, environment, infrastructure, and disaster recovery	44%	40%	41%	40%
Health and social programs	41%	41%	42%	40%
Security and other civilian & commercial	15%	19%	17%	20%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
U.S. federal government	55%	56%	55%	55%
U.S. state and local government	16%	14%	16%	15%
International government	6%	5%	5%	6%
Government	77%	75%	76%	76%
Commercial	23%	25%	24%	24%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Time-and-materials	41%	40%	41%	40%
Fixed-price	46%	47%	45%	45%
Cost-based	13%	13%	14%	15%
Total	100%	100%	100%	100%

(16) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise. Client type is an indicator of the diversity of our client base. Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.

(17) During the first quarter of 2023, we re-aligned our client markets from four to three and reclassified the 2022 percentages to conform to the current presentation.